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                            M.H. MEYERSON & CO., INC.
                                OPTION AGREEMENT

                                 GRANT OF OPTION

         AGREEMENT dated as of January 14, 2003 by and between M.H. MEYERSON & CO., INC., a New Jersey corporation with offices at 525 Washington Boulevard, 34th Floor, Jersey City, New Jersey 07310 (the "Company"), and JOHN P. LEIGHTON, residing at 180 Nassau Blvd., Garden City, New York 11530 (the "Holder").

SECTION 1.   GRANT OF OPTION.

         (a) Option. Pursuant to the provisions of the 2003 Employees Stock Option Plan (the "Plan"), the Company hereby grants to the Holder, subject to the terms and conditions of the Plan and the terms and conditions set forth herein, the right and option ("Option") to purchase from the Company all or any part of an aggregate of Three Hundred and Seventy Five Thousand (375,000) shares of common stock, $.01 par value ("Shares") of the Company, such Option to be exercised as hereinafter provided.

SECTION 2. TERMS AND CONDITIONS. It is understood and agreed that the Option granted hereby is subject to the following terms and conditions:

         (a) Exercise Price. The price per share for Shares purchased upon the exercise of this Option shall be Forty Cents ($.40).

         (b) Expiration Date. The Option granted shall commence to be exercisable as described below and shall expire five (5) years from the date hereof, except as otherwise provided herein, in the Plan or any other agreement between the parties hereto pursuant to which a shorter period is prescribed. The Option is fully vested on the date hereof.

         (c)      Conditions to Exercise of the Option.

                  (i) No part of this Option may be exercised until each of the following events shall have occurred:

                           A. Either (1) the Shares subject to the Option shall have been effectively registered under the Securities Act of 1933, as amended (the "Securities Act") and, if necessary, under any applicable state securities laws, or (2) counsel for the Company shall have rendered its opinion to the Company to the effect that an exemption from such registration is available; and

                           B. The Shares subject to the Option shall meet the rules of any stock exchanges or automated quotation systems on which Shares of the Company may then be listed.

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                  (ii)     If in any time in the future, the Shares subject to
                           the Option shall not have been effectively registered under applicable securities laws, the Company may require as a condition to the exercise of the Option that the Holder make such representations to the Company as the Company shall deem appropriate, on the advice of counsel, including, without limitation, a representation to the effect that the Holder is purchasing the Shares to be acquired upon the exercise of the Option for his own account for investment only and not with a view to distribution or with any present intention of reselling any such Shares, and that the Shares may not be sold or disposed of, except in accordance with the Securities Act.

         (d) Method of Exercise. The Option may be exercised in whole or in part at any time. The Option cannot be exercised for less than 100 Shares or multiples thereof unless such exercise is for the entire amount of Shares then vested under the Option.

         (e) Payment of Purchase Price Upon Exercise of Option. At the time of any exercise of a Option, the purchase price of the Shares as to which the Option shall be exercised shall be paid in cash, by certified check or bank check. The Holder shall be responsible for and pay to the Company any withholding tax that may be the Holder's obligation to pay by virtue of the transactions contemplated herein.

         (f) Exercise Upon Death, Permanent Disability or Termination of Employment.

                 This Option shall terminate 90 days after expiration or termination of employment of the Holder with the Company (and/or its affiliates) for whatever reason; accordingly:

                  (i) In the event that the Holder dies (a) while an employee of the Company or of a subsidiary thereof, or (b) within 90 days after termination of such employment with the Company or a subsidiary thereof, the Option may be exercised within twelve months after the death of the Holder (but not later than the end of the fixed term of the Option) by his estate or by a person who acquires the right to exercise the Option by bequest or inheritance.

                  (ii) If a Holder ceases to be an employee of the Company or a subsidiary thereof, whether as a result of termination by the Company or such subsidiary or by the Holder, normal retirement, early retirement, expiration of employment, or disability retirement, either physical or mental, or any other reason, the Option may be exercised by him, his attorney-in-fact, or his guardian, as appropriate, at any time after the date on which he ceases to be an employee (but no later than 90 days after the Holder ceases to be such), so long as such exercise date is not beyond the expiration date of this option provided in
                           Section 2(b) hereof.

         (g) Nontransferability of Option. No Option shall be transferable otherwise than by will


                                       2


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or the laws of descent and distribution or a qualified domestic relations order
("QDRO") as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and the Option may be exercised during the lifetime of the holder hereof, only by him or his legal representatives or pursuant to a QDRO. Except to the extent provided above, the Option may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

         (h) Adjustment Upon Change of Shares. In the event of a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering or other event affecting shares of the Company, the number and class of Shares then subject to the Option previously granted, and the price per Share payable upon exercise of such Option shall be equitably adjusted by the Committee to reflect the change.

         (i) No Rights as Stockholder. The Holder shall have no rights as a stockholder with respect to any Shares subject to the Option before the date of issuance to the Holder of a certificate or certificates for such Shares.

         (j) No Right to Continued Employment. The Option shall not confer upon the Holder any right with respect to continuance of service (as a consultant or otherwise) or employment by the Company or any subsidiary thereof, nor shall it interfere in any way with the right of the employer to terminate such service or employment at any time.

         (k) Compliance With Law and Regulations. No Option shall be exercisable and no shares will be delivered except in compliance with all applicable federal and state laws and regulations, including, without limitation, compliance with withholding tax requirements and with the rules of all domestic stock exchanges on which the Company's Shares may be listed. Any share certificate issued to evidence shares for which a Option is exercised may bear legends and statements deemed advisable by the Committee to assure compliance with federal and state laws and regulations. No Option shall be exercisable, and no shares will be delivered, until the Company has obtained consent or approval from shareholders and/or regulatory bodies, federal or state, having jurisdiction over such matters as the Committee may deem advisable.

SECTION 3. HOLDER BOUND BY PLAN. The Holder hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

SECTION 4. NOTICES. Any notice hereunder shall be deemed effective only if in writing and sent by certified mail, return receipt to the Company at its then principal address with a copy to Hartman & Craven LLP, 488 Madison Avenue, New York, NY 10022, Attention: Joel I. Frank; and with respect to the Holder, by transmission to the address listed on the first page hereof, subject to the right of either party to designate at any time hereafter in writing some other address.

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         IN WITNESS WHEREOF, M.H. MEYERSON & CO., INC., has caused this
Agreement to be executed by its duly authorized officer and the Holder has executed this Agreement, both as of the day and year written at the beginning of this Agreement.

                                             M.H. MEYERSON & CO., INC.


                                             By:/s/ Martin H. Meyerson
                                                ----------------------
                                                Martin H. Meyerson
                                                Chairman
Accepted:


/s/ John P. Leighton
--------------------
John P. Leighton